Exhibit 99.2

Pacific Biosciences Begins Shipments of Commercial PacBio RS Systems

World’s First Single Molecule, Real-Time System Inaugurates New Era of Third Generation DNA Sequencing

Menlo Park, Calif. – April 27, 2011– Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced it is now shipping commercial PacBio RS systems. The release of the first “third generation” sequencing product is expected to immediately expand the applications of DNA sequencing in fields such as cancer research, pathogen detection, and agriculture. These commercial shipments are following a successful early access program conducted with eleven leading sequencing customers around the world.

The PacBio RS is a revolutionary DNA sequencing system that incorporates novel, single molecule sequencing techniques and advanced analytics to reveal biology in real time. The system delivers unprecedented sequence readlengths - over a thousand DNA bases on average. And unlike “second generation” systems on the market today that typically take over one week to deliver results, the PacBio RS allows customers to obtain results in less than a day.

The first commercial units are being shipped to sites in North America and Europe that include biotechnology companies, commercial service providers, governmental institutions, and academic laboratories. The National Biodefense Analysis and Countermeasures Center (NBACC), operated by the Battelle National Biodefense Institute for the U.S. Department of Homeland Security is among the first customers to receive the new PacBio RS system.

Nick Bergman, Ph.D., NBACC Genomics group leader commented: “The PacBio RS system is a major expansion of our sequencing repertoire here at NBACC, and the long readlengths and flexibility in throughput give us a lot of new options for characterizing microbial pathogens. We’re very excited to start using it in a wide range of applications.”

The Wellcome Trust Sanger Institute was one of the eleven early access sites for the PacBio RS that was recently upgraded to the commercial hardware specifications. Harold Swerdlow, Ph.D. Head of Sequencing Technology commented: “To maintain our position at the forefront of genomics, we explore new opportunities in genome sequencing. We intend to use the PacBio RS to improve pathogen de novo assemblies, to increase the coverage of sequence information from organisms like the malaria parasite or Mycobacterium tuberculosis at the extremes of AT/GC representation, and in the future, to explore epigenetics via direct detection of methylated sites.”

Cold Spring Harbor Laboratory was also an early access customer, and is also receiving one of the first new commercial systems. “We are tremendously excited about the value of long reads for a variety of projects ranging from understanding structural variation in the human genome that contributes to disease, to de novo sequencing of plant genomes,” said W. Richard McCombie, Ph.D.

Hugh Martin, Chairman and CEO of Pacific Biosciences commented: “We would like to thank our early access customers for their terrific support and contributions to that program, and welcome our new customers to the dawn of the era of third generation sequencing. We are incredibly proud of the achievements that have led up to the development of a truly transformative product that now has global demand from a number of industry sectors, and a growing list of applications.”

For more information, please visit www.pacificbiosciences.com. Photos, videos and animations are available at http://www.pacificbiosciences.com/news_and_events/mediakit. You can also follow the company on Twitter www.twitter.com/PacBio.

About Pacific Biosciences

Pacific Biosciences’ mission is to transform the way humankind acquires, processes and interprets data from living systems through the design, development and commercialization of innovative tools for biological research. The company has developed a novel approach to studying the synthesis and regulation of DNA, RNA and proteins. Combining recent advances in nanofabrication, biochemistry, molecular biology, surface chemistry and optics, Pacific Biosciences has created a powerful technology platform called single molecule, real-time, or SMRT™, technology. SMRT technology enables real-time analysis of biomolecules with single molecule resolution, which has the potential to transform the understanding of biological systems by providing a window into these systems that has not previously been open for scientific study.

This press release contains forward-looking statements. Forward-looking statements may contain words such as “believe,” “may,” “estimate,” “anticipate,” “continue,” “intend,” “expect,” “plan,” the negative of these terms, or other similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to risks discussed from time to time in documents we have filed with the Securities and Exchange Commission, including the risks identified under the section captioned “Risk Factors” in our recently filed Annual Report on Form 10-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. We undertake no obligation to update any forward-looking statements.

Contacts:

Media:	Investors:
Nicole Litchfield	Trevin Rard
For Pacific Biosciences	Pacific Biosciences
415.793.6468	650.521.8450
nicole@bioscribe.com	ir@pacificbiosciences.com